A Special Meeting of Shareholders of Century Capital Management Trust was held on October 1, 2015.  At the meeting, the shareholders of Century Shares Trust, Century Small Cap Select Fund and Century Growth Opportunities Fund (each a “Fund”) approved the proposal for a new investment advisory agreement between Century Capital Management Trust on behalf of each Fund, and Century Capital Management, LLC.  In addition, the shareholders of Century Shares Trust approved the proposal to replace the Fund’s fundamental investment objective with a new non-fundamental investment objective.  The shareholders of Century Small Cap Select Fund approved the proposal to replace the Fund’s fundamental policy of concentrating its investments in the financial services and health care group of industries with a new fundamental policy of not investing 25% or more of the Fund’s total assets in a particular industry. The results of the voting on each Proposal are set forth below.

Century Shares Trust

Proposal 1:

To approve, with respect to Century Shares Trust, a new investment advisory agreement between Century Capital Management Trust, on behalf of the Fund, and Century Capital Management, LLC.

		% of	% of
	Shares Voted	Outstanding Shares	Voted Shares

For	5,321,246.345	49.440%	90.735%
Against	294,827.577	2.740%	5.027%
Abstain	248,505.983	2.309%	4.238%
Total	5,864,579.905	54.489%	100.000%

Proposal 2:

To approve the replacement of Century Shares Trust’s fundamental investment objective with a new non-fundamental investment objective.

		% of	% of
	Shares Voted	Outstanding Shares	Voted Shares

For	5,020,208.939	46.643%	85.602%
Against	563,091.684	5.233%	9.602%
Abstain	281,279.282	2.613%	4.796%
Total	5,864,579.905	54.489%	100.000%

Century Small Cap Select Fund

Proposal 1:

To approve, with respect to Century Small Cap Select Fund, a new investment advisory agreement between Century Capital Management Trust, on behalf of the Fund, and Century Capital Management, LLC.

		% of	% of
	Shares Voted	Outstanding Shares	Voted Shares

For	5,591,461.898	59.126%	94.682%
Against	129,748.984	1.372%	2.197%
Abstain	184,313.775	1.949%	3.121%
Total	5,905,524.657	62.447%	100.000%

Proposal 3:

To approve the replacement of Century Small Cap Select Fund’s fundamental policy of concentrating its investments in the financial services and health care group of industries with a new fundamental policy of not concentrating its investments in any particular industry within the meaning of the 1940 Act.

		% of	% of
	Shares Voted	Outstanding Shares	Voted Shares

For	5,602,062.067	59.238%	94.861%
Against	175,960.322	1.861%	2.980%
Abstain	127,502.268	1.348%	2.159%
Total	5,905,524.657	62.447%	100.000%

Century Growth Opportunities Fund

Proposal 1:

To approve, with respect to Century Growth Opportunities Fund, a new investment advisory agreement between Century Capital Management Trust, on behalf of the Fund, and Century Capital Management, LLC.

		% of	% of
	Shares Voted	Outstanding Shares	Voted Shares

For	5,913,711.024	86.542%	99.997%
Against	0.000	0.000%	0.000%
Abstain	186.000	0.002%	0.003%
Total	5,913,897.024	86.544%	100.000%